EXHIBIT 11

                             SYNOVUS FINANCIAL CORP.

                            COMPUTATION OF NET INCOME
                                PER COMMON SHARE
                      (In thousands, except per share data)
                                   (Unaudited)



                                     Three Months Ended March 31, 1999                     Three Months Ended March 31, 1998
                            ---------------------------------------------              ---------------------------------------------
                              Net             Average         Net Income               Net             Average         Net Income
                              Income           Shares          per Share               Income          Shares          Per Share
                            ---------------------------------------------              ---------------------------------------------


Basic EPS                     $48,189           270,647        $   0.18                $41,213          262,924         $   0.16


Effect of dilutive options       ---              4,432                                 ---               4,555
------------------------------------------------------------------------               -------------------------

EPS - assuming dilution       $48,189           275,079        $   0.18                 41,21           267,479         $   0.15
====================================================================================================================================

All information presented in Exhibit 11 reflects the three-for-two stock split declared by the Synovus Board of Directors on April 23, 1998, effective May 21, 1998, to shareholders of record on May 7, 1998.